Exhibit 10.2

ADVISORY AGREEMENT

BETWEEN

BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST

AND

MONTICELLOAM, LLC

i

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of March 13, 2025 (the “Effective Date”), is by and among BlackRock Monticello Debt Real Estate Investment Trust, a Maryland statutory trust (the “Trust”), and MONTICELLOAM, LLC, a Delaware corporation (the “Monticello Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Trust intends to qualify as a REIT, and to invest its funds in (i) a portfolio consisting primarily of real estate debt investments, including senior mortgage loans, subordinated debt and other similar investments (the “Loan Portfolio”) and (ii) publicly traded real estate-related debt or securities, private real estate-related debt, and other securities, including collateralized loan obligations and/or cash and cash equivalent investments (collectively, “Liquid Investments Portfolio”), in each case, as permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, as of the date hereof, the Trust will also appoint Blackrock Financial Management, Inc., a Delaware limited liability company (the “BlackRock Advisor” and, together with the Monticello Advisor, the “Advisors”), to serve as its advisor with respect to the Trust’s investments that comprise the Liquid Investments Portfolio on the terms and subject to the conditions set forth in the agreement effecting such appointment (the “BlackRock Advisory Agreement”);

WHEREAS, the Trust desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Monticello Advisor and to have the Monticello Advisor serve as its advisor with respect to the Loan Portfolio and to undertake the other duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of trustees of the Trust (the “Board”), all as provided herein; and

WHEREAS, the Monticello Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“4-Quarter Performance Measurement Period” shall have the meaning set forth in Section 10(b).

“Acquisition Expenses” shall mean any and all expenses incurred by the Trust, the Advisors or any of their respective Affiliates either in connection with the selection, evaluation, structuring, acquisition, origination, financing and development of any investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses and title insurance premiums and the costs of performing due diligence.

“Adjusted Capital” means cumulative net proceeds generated from sales of Class S Common Shares, Class F-S Common Shares, Class T Common Shares, Class D Common Shares, Class F-D Common Shares, Class I Common Shares and Class F-I Common Shares (including proceeds from the distribution reinvestment plan) reduced for any Distributions deemed to be a return of paid-in capital paid to such Shareholders and amounts paid to such Shareholders for share repurchases pursuant to the Trust’s share repurchase plan.

“Advisors” shall have the meaning set forth in the preamble of this Agreement.

“Affiliate” shall have the meaning set forth in the Declaration of Trust.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Annual Hurdle Rate” shall have the meaning set forth in Section 10(b).

“BlackRock” means, collectively, BlackRock, Inc., a Delaware corporation, and any Affiliate thereof.

“BlackRock Advisor” shall have the meaning set forth in the preamble of this Agreement.

“BlackRock Advisory Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Board” shall have the meaning set forth in the preamble of this Agreement.

“Bylaws” shall mean the bylaws of the Trust, as amended from time to time.

“Cause” shall mean (a) with respect to the termination of this Agreement by the Trust, fraud, criminal conduct, willful misconduct or willful or gross negligent breach of fiduciary duty by the Monticello Advisor in connection with performing its duties hereunder or the breach of a material provision of this Agreement by the Monticello Advisor after notice of such breach and a reasonable time to cure (to the extent that such breach is curable) or (b) with respect to the termination of this Agreement by the Monticello Advisor, material breach by the Trust of (x) this Agreement after notice of such breach and reasonable time to cure (to the extent that such breach is curable) or (y) the BlackRock Advisory Agreement, the occurrence of which results in the termination of the BlackRock Advisory Agreement by the BlackRock Advisor.

“CEA” shall mean the U.S. Commodity Exchange Act, as amended.

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of shares of the Trust, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Trust representing greater than 50% or more of the combined voting power of Trust’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed offering of the Shares.

“Class D Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class E Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class F-D Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class F-I Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class F-S Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class I Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class S Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class T Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Core Earnings” shall mean for the applicable 4-Quarter Performance Measurement Period, the net income (loss) attributable to shareholders of Class S Common Shares, Class T Common Shares, Class D Common Shares, Class I Common Shares, Class F-S Common Shares, Class F-D Common Shares and Class F-I Common Shares, computed in accordance with GAAP, including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) the Performance Fee, (ii) depreciation, (iii) any unrealized gains or losses for the applicable reporting period, (iv) one-time events pursuant to changes in GAAP and (v) certain non-cash adjustments and certain material non-cash income or expense items, in each case for this clause (v) after discussions between the Advisors and the Independent Trustees and approved by a majority of the Independent Trustees.

“Dealer Manager” shall mean BlackRock Investments, LLC, or such other Person selected by the Board to act as the dealer manager or distribution agent.

“Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of the Trust, dated as of March 4, 2025, as it may be amended, supplemented or restated from time to time.

“Distributions” shall mean any distributions, pursuant to Section 7.7 of the Declaration of Trust, by the Trust to owners of Common Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Effective Termination Date” shall have the meaning set forth in Section 14(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

“Independent Trustee” shall have the meaning set forth in the Declaration of Trust.

“Initial Period” shall mean any period in which the NAV of the Trust (measured as of the end of such month prior to effecting any repurchases, if applicable) is less than $2 billion.

“Initial Retail Closing” shall mean the initial closing of the Trust’s continuous private offering pursuant to the PPM that includes investors other than BlackRock and the Advisors.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Guidelines” shall mean the investment guidelines adopted by the Board, as amended from time to time, pursuant to which the Advisors have discretion to acquire and dispose of investments for the Trust without the prior approval of the Board.

“Liquid Investments Portfolio” shall have the meaning set forth in the preamble of this Agreement.

“Loan Portfolio” shall have the meaning set forth in the preamble of this Agreement.

“Management Fee” shall have the meaning set forth in Section 10(a).

“Monticello” means, collectively, MONTICELLOAM, LLC, a Delaware limited liability company, and any Affiliate thereof.

“Monticello Advisor” shall have the meaning set forth in the preamble of this Agreement.

“Monticello Advisor Expenses” shall have the meaning set forth in Section 11(a).

“NAV” shall have the meaning set forth in the Declaration of Trust.

“Notice of Proposal to Negotiate” shall have the meaning set forth in Section 14(b).

“Organization and Offering Expenses” shall have the meaning set forth in the Declaration of Trust.

“Origination Fees” shall mean loan origination fees, extension fees, exit fees, prepayment fees, loan assumption fees, underwriting fees, administration fees and/or other similar fees paid by borrowers in connection with the origination of each new loan by the Trust.

“Other Accounts” shall mean, collectively, Other BlackRock Accounts and Other Monticello Accounts.

“Other BlackRock Accounts” shall mean any investment funds, REITs, vehicles, separately managed accounts, products or other similar arrangements sponsored, advised or managed by BlackRock or its affiliates, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, overflow funds, co-investment vehicles and other entities formed in connection with BlackRock side-by-side or additional general partner investments with respect thereto).

“Other Monticello Accounts” shall mean any investment funds, REITs, vehicles, separately managed accounts, products or other similar arrangements sponsored, advised or managed by Monticello or its affiliates, including entities set up for the benefit of affiliates of the Monticello Advisor and its related persons, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, overflow funds, co-investment vehicles and other entities formed in connection with Monticello side-by-side or additional general partner investments with respect thereto).

“Performance Fee” shall have the meaning set forth in Section 10(b).

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

“Post-Initial Period” shall mean any period in which the NAV of the Trust (measured as of the end of such month prior to effecting any repurchases, if applicable) is equal to or greater than $2 billion.

“PPM” shall have the meaning set forth in the Declaration of Trust.

“Reduced Fee Expiration Date” shall have the meaning set forth in Section 10(a).

“REIT” shall have the meaning set forth in the Declaration of Trust.

“Shares” shall have the meaning set forth in the Declaration of Trust.

“Shareholder” shall have the meaning set forth in the Declaration of Trust.

“Shareholder Servicing Fee” shall mean the shareholder servicing fee payable to the Dealer Manager and reallowable to soliciting dealers with respect to Shares, as applicable and as described in the PPM.

“Termination Date” shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

“Termination Notice” shall have the meaning set forth in Section 14(b).

“Trust” shall have the meaning set forth in the preamble of this Agreement.

“Trustees” shall have the meaning set forth in the Declaration of Trust.

“Upfront Sales Load” shall have the meaning set forth in the Declaration of Trust.

“Valuation Guidelines” shall mean the valuation guidelines of the Trust as have been adopted by the Board, as amended from time to time.

2. Appointment. The Trust hereby appoints the Monticello Advisor to serve as its investment advisor with respect to the Loan Portfolio on the terms and conditions set forth in this Agreement, and to undertake the other duties and responsibilities hereinafter set forth, and the Monticello Advisor hereby accepts such appointment. Except as otherwise provided in this Agreement, the Monticello Advisor hereby agrees to use its commercially reasonable efforts to perform the duties set forth herein, provided that the Trust pays the Monticello Advisor the fees set forth in Section 10 and reimburses the Monticello Advisor for costs and expenses in accordance with Section 11. The Monticello Advisor further acknowledges that the Trust has appointed the BlackRock Advisor to serve as its investment advisor with respect to the Liquid Investments Portfolio pursuant to the BlackRock Advisory Agreement and, subject to the terms and conditions thereof, has delegated to the BlackRock Advisor all investment decisions with respect to the Liquid Investments Portfolio.

3. Duties of the Monticello Advisor. Subject to the oversight of the Board and the terms and conditions of this Agreement and the Investment Guidelines and consistent with the provisions of the Trust’s most recent PPM, the Declaration of Trust and Bylaws, the Monticello Advisor will have plenary authority with respect to the management of the business and affairs of the Trust and, to the extent it relates to the Loan Portfolio, will be responsible for implementing the investment strategy of the Trust; provided that the BlackRock Advisor, rather than the Monticello Advisor, will be solely responsible for implementing the investment strategy of the Trust to the extent it relates to the Liquid Investments Portfolio. The Monticello Advisor will perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the foregoing scope of authority as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a) serving as an advisor to the Trust with respect to the Loan Portfolio;

(b) serving as an advisor to the Trust with respect to the establishment and periodic review of the Investment Guidelines for the Trust’s investments, financing activities and operations (other than with respect to the Liquid Investments Portfolio);

(c) managing the Trust’s day-to-day operations;

(d) sourcing, evaluating and monitoring the Trust’s investment opportunities and executing the acquisition, origination, management, financing and disposition of the Trust’s assets, in each case, only with respect to such investments that comprise the Loan Portfolio and in accordance with the Investment Guidelines and the Trust’s investment policies, strategies, objectives and limitations, subject to oversight by the Board;

(e) with respect to prospective acquisitions, originations, purchases, sales, exchanges or other dispositions of investments that comprise or will comprise the Loan Portfolio, conducting negotiations on the Trust’s behalf with borrowers, sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

(f) with respect to the Loan Portfolio, providing the Trust with portfolio management and other related services (other than loan servicing and related services);

(g) serving as an advisor to the Trust with respect to decisions regarding any of the Trust’s financings, hedging activities or borrowing relating to the Loan Portfolio, including (1) assisting the Trust in developing criteria for financing that is specifically tailored to the Trust’s investment objectives related to the Loan Portfolio, (2) advising the Trust with respect to obtaining appropriate financing for the investments that comprise the Loan Portfolio (which, in accordance with applicable law and the terms and conditions of this Agreement and the Declaration of Trust and Bylaws, as applicable, may include financing by the BlackRock Advisor, the Monticello Advisor or their respective Affiliates), (3) negotiating and entering into, on the Trust’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Trust’s activities related to the Loan Portfolio;

(h) supporting the Blackrock Advisor in operational services provided to the Trust;

(i) engaging and supervising, on the Trust’s behalf and at the Trust’s expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents and other service providers (which may include Affiliates of either of the Advisors) that provide various services with respect to the Trust, including, without limitation, accounting, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required by the Trust’s activities or investments (or potential investments);

(j) communicating on the Trust’s behalf with the holders of any of the Trust’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(k) advising the Trust in connection with policy decisions to be made by the Board, particularly those related to the Loan Portfolio;

(l) providing the daily management of the Trust, including performing and supervising the various administrative functions reasonably necessary for the management of the Trust;

(m) engaging one or more sub-advisors with respect to the management of the Loan Portfolio, including, where appropriate, Affiliates of the Monticello Advisor;

(n) evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Trust’s behalf, consistent with the Trust’s qualification as a REIT and with the Investment Guidelines;

(o) investing and reinvesting any moneys and securities of the Trust (excluding investments related to the Liquid Investments Portfolio but including investing in short-term investments (for example money market accounts and other interest-bearing accounts) pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or Distributions to the Shareholders) and advising the Trust as to its capital structure and capital raising;

(p) together with the BlackRock Advisor, determining valuations for the assets and liabilities of the Trust and supervising the calculation of, as of the last day of each month, the NAV per Common Share in accordance with the Valuation Guidelines, and in connection therewith, obtain appraisals performed by a third party appraisal firms, as needed, or conduct fair valuation determinations concerning the value of the Trust’s assets and liabilities;

(q) together with the BlackRock Advisor, providing input in connection with the appraisals and/or valuation reports of the Trust’s investments, as needed;

(r) monitoring the Trust’s investments in the Loan Portfolio for events that may be expected to have a material impact on the most recent estimated values;

(s) together with the BlackRock Advisor, monitoring each appraiser’s and/or valuation advisor’s valuation process to ensure that it complies with the Valuation Guidelines;

(t) delivering to, or maintaining on behalf of, the Trust copies of appraisals and/or valuation reports obtained in connection with its investments in the Loan Portfolio, if any;

(u) making from time to time, or at any time reasonably requested by the Board, reports to the Board of its performance of services to the Trust under this Agreement, including reports with respect to conflicts of interest involving the Monticello Advisor or any of its Affiliates and the Trust;

(v) subject to Section 7(ii), advising the Trust regarding the Trust’s ability to elect REIT status, and thereafter the Trust’s ability to maintain its status as a REIT, and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;

(w) taking all necessary actions to enable the Trust to make required tax filings and reports, including soliciting Shareholders for required information to the extent provided by the REIT provisions of the Code;

(x) assisting the Trust in maintaining the registration of the Shares under federal and state securities laws, as applicable, with respect to any offering and complying with all federal, state and local regulatory requirements applicable to the Trust with respect to any offering and the Trust’s business activities (including the Sarbanes-Oxley Act of 2002, as amended), including, with respect to any offering, preparing or causing to be prepared all supplements to the PPM and financial statements and all reports and documents, if any, required under the Securities Act of 1933, as amended, and the Exchange Act; and

(y) performing such other services from time to time in connection with the management of the Trust’s investment activities (other than relating to the Liquid Investments Portfolio) as the Board shall reasonably request and/or the Monticello Advisor shall deem appropriate under the particular circumstances;

provided that, in each case and notwithstanding anything to the contrary in this Agreement, (i) the BlackRock Advisor, rather than the Monticello Advisor, is solely responsible for providing the services described above, as appropriate, to the Trust to the extent that they relate to, or arise from, the Liquid Investments Portfolio (and the Monticello Advisor shall not be responsible for supervising the BlackRock Advisor or any other service provider in respect of such services), (ii) in connection with the Monticello Advisor providing the services hereunder, the Monticello Advisor shall be entitled to rely on the information provided by the BlackRock Advisor relating to the Liquid Investments Portfolio and shall not be responsible for the accuracy of such information provided by the BlackRock Advisor, (iii) the Monticello Advisor shall not be required to provide the services described above to the extent that its ability to provide such services is dependent on the BlackRock Advisor providing information to it or performing services relating to the Liquid Investments Portfolio and such information has not been provided or is incomplete or such services have not been performed and (iv) to the extent that the BlackRock Advisory Agreement provides that the BlackRock Advisor will perform any of the services described above, the Monticello Advisor and the BlackRock Advisor will perform such services together.

4. Authority of Monticello Advisor.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Trust, the Board (by virtue of its approval of this Agreement and authorization of the execution hereof by the officers of the Trust) hereby delegates to the Monticello Advisor the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents (including loan documentation) and to do any and all things that, in the judgment of the Monticello Advisor, may be necessary or advisable in connection with the Monticello Advisor’s duties described in Section 3, including, with respect to the Loan Portfolio, the making of any investment that fits within the Investment Guidelines and objectives, policies and limitations of the Trust and within the discretionary limits and authority as granted to the Monticello Advisor from time to time by the Board.

(b) Notwithstanding the foregoing, any investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. For the avoidance of doubt, except as otherwise set forth herein, in the Investment Guidelines or in the Declaration of Trust, any investment with respect to the Loan Portfolio that fits within the Investment Guidelines may be made by the Monticello Advisor on the Trust’s behalf without the prior approval of the Board, any duly authorized committee of the Board or any other Person.

(c) The prior approval of a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction will be required for each transaction to which the Monticello Advisor or its Affiliates is a party (other than those specifically contemplated by this Agreement).

(d) The Board will review the Investment Guidelines periodically, in its discretion, and may, at any time upon the giving of notice to the Advisors, amend the Investment Guidelines; provided, however, that such amendment shall be effective upon receipt by the Advisors or such later date as is specified by the Board and included in the notice provided to the Advisors and such amendment shall not be applicable to investment transactions to which the Monticello Advisor has committed the Trust prior to the date of receipt by the Monticello Advisor of such notification, or if later, the effective date of such amendment specified by the Board.

(e) The Monticello Advisor may retain, for and on behalf, and at the sole cost and expense, of the Trust, such services as the Monticello Advisor deems necessary or advisable in connection with the management and operations of the Trust, which may include the Monticello Advisor, the BlackRock Advisor or their respective Affiliates or unaffiliated third parties; provided, that, any such services may only be provided by the Monticello Advisor, the BlackRock Advisor or their respective Affiliates to the extent such services are approved by a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transactions as being fair and reasonable to the Trust and on terms and conditions not less favorable to the Trust than those available from non-Affiliated third parties. For the avoidance of doubt, no additional approvals shall be required in connection with any services provided by the BlackRock Advisor or its Affiliates that are specifically contemplated by this Agreement and for which it will be paid and reimbursed in accordance with Section 10 and Section 11. In performing its duties under Section 3, the Monticello Advisor shall be entitled to rely reasonably (x) on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Monticello Advisor at the Trust’s sole cost and expense and (y) with respect to any matter related to, or arising from, the Liquid Investments Portfolio, on the BlackRock Advisor.

5. Bank Accounts. The Monticello Advisor may establish and maintain one or more bank accounts in the name of the Trust and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Trust, consistent with the Monticello Advisor’s authority under this Agreement, provided, that, no funds shall be commingled with the funds of the Monticello Advisor; and the Monticello Advisor shall from time to time render, upon request by the Board, its audit committee or the auditors of the Trust, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Trust, as applicable.

6. Records; Access. The Monticello Advisor shall maintain, or shall cause to be maintained, appropriate records of its activities hereunder and make such records, or shall cause such records to be made, available for inspection by the Board and by counsel, auditors and authorized agents of the Trust, at any time or from time to time during normal business hours. The Monticello Advisor shall at all reasonable times have access to the books and records of the Trust.

7. Limitations on Activities. The Monticello Advisor shall refrain from knowingly taking any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) after taking into account the information provided by the BlackRock Advisor with respect to the Liquid Investments Portfolio, would cause the Trust to fail to qualify as a REIT under the Code or require the Trust to register as an investment company under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or of any exchange on which the securities of the Trust may be listed or that would otherwise not be permitted by the Declaration of Trust or Bylaws. If the Monticello Advisor is ordered to take any action by the Board, the

Monticello Advisor shall notify the Board if it is the Monticello Advisor’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Declaration of Trust or Bylaws. Notwithstanding the foregoing, neither the Monticello Advisor nor any of its Affiliates shall be liable to the Trust, the Board, or the Shareholders for any act or omission by the Monticello Advisor or any of its Affiliates, except as provided in Section 19 of this Agreement.

8. Other Activities of the Monticello Advisor.

(a) Nothing in this Agreement shall (i) prevent the Monticello Advisor or any of its Affiliates, officers, trustees or employees from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person are similar to those of the Trust, including, without limitation, the sponsoring, closing, advising and/or managing of any Other Monticello Accounts, (ii) in any way bind or restrict the Monticello Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others (including Other Monticello Accounts) for whom the Monticello Advisor or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent the Monticello Advisor or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the sole benefit of the Monticello Advisor (and/or its Affiliates, officers, directors or employees). While information and recommendations supplied to the Trust shall, in the Monticello Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Trust, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Monticello Advisor or any Affiliate of the Monticello Advisor to others (including, for greater certainty, the Other Monticello Accounts and their investors, as described more fully in Section 8(b)).

(b) The Monticello Advisor and the Trust acknowledge and agree that notwithstanding any other provision to the contrary contained herein, (i) the Monticello Advisor and its Affiliates sponsor, advise and/or manage Other Monticello Accounts and may in the future sponsor, advise and/or manage additional Other Monticello Accounts and (ii) with respect to Other Monticello Accounts with investment objectives or guidelines that overlap with the Trust, the Monticello Advisor and its Affiliates will allocate investment opportunities between the Trust and such Other Monticello Accounts in accordance with Monticello’s prevailing policies and procedures on a basis that the Monticello Advisor and its Affiliates determine to be reasonable in their sole discretion, and there may be circumstances where investments that are consistent with the Investment Guidelines may be shared with or allocated to one or more Other Monticello Accounts (in lieu of the Trust) in accordance with Monticello’s prevailing policies and procedures.

(c) In connection with the services of the Monticello Advisor hereunder, the Trust and the Board acknowledge and agree that (i) as part of Monticello’s regular businesses, personnel of the Monticello Advisor and its Affiliates will devote a substantial amount of their working time and resources to projects and matters other than the Trust (including with respect to one or more Other Monticello Accounts), and that conflicts may arise with respect to the allocation of personnel between the Trust and one or more Other Monticello Accounts and/or the Monticello

Advisor and such other Affiliates, (ii) unless prohibited by the Declaration of Trust, Other Monticello Accounts may invest, from time to time, in investments in which the Trust also invests (including at a different level of an issuer’s capital structure (e.g., an investment by an Other Monticello Account in a mezzanine debt interest with respect to the same issuer to whom the Trust has made a mortgage loan)) and while Monticello will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Monticello Accounts generally (as outlined in the PPM and/or the Monticello Advisor’s Form ADV), such transactions are not required to be presented to the Board or any committee thereof for approval (unless otherwise required by the Declaration of Trust or the Investment Guidelines), and there can be no assurance that any conflicts will be resolved in the Trust’s favor, (iii) in addition to the compensation paid to the Monticello Advisor pursuant to Section 10 hereof and the reimbursement paid to the Monticello Advisor pursuant to Section 11 hereof, the Trust may pay additional amounts to the Monticello Advisor for services to the extent they are approved in accordance with Section 4(e), (iv) the Monticello Advisor and its Affiliates may from time to time receive fees from entities in which the Trust holds an investment or other issuers for providing services, including with respect to Other Monticello Accounts and such entities, and while such fees may give rise to conflicts of interest, the Trust will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such Other Monticello Accounts (including with respect to the economic, reporting, and other rights afforded to investors in such Other Monticello Accounts) are materially different from the terms and conditions applicable to the Trust and the Shareholders, and neither the Trust nor the Shareholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Monticello Accounts as a result of an investment in the Trust or otherwise. The Monticello Advisor shall keep the Board reasonably informed on a periodic basis in connection with the foregoing, to the extent employees of the Monticello Advisor that provide services to the Trust have knowledge thereof.

(d) Without limiting the prohibition set forth in Section 4(c), the Monticello Advisor is not permitted to consummate on the Trust’s behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from Monticello, any Other Monticello Account or any of their Affiliates unless such transaction is approved by a majority of the Trustees, including a majority of the Independent Trustees, not otherwise interested in such transaction as being fair and reasonable to the Trust. The Monticello Advisor will seek to resolve any conflicts of interest in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Monticello Accounts generally (as outlined in the PPM and/or the Monticello Advisor’s Form ADV), but only those transactions set forth in this Section 8(d) will be expressly required to be presented for approval to the Independent Trustees or any committee thereof (unless otherwise required by the Declaration of Trust or the Investment Guidelines).

(e) For the avoidance of doubt, it is understood that neither the Trust nor the Board has the authority to determine the salary, bonus or any other compensation paid by the Monticello Advisor to any director, officer, member, partner, employee, or shareholder of the Monticello Advisor or its Affiliates, including any person who is also a Trustee, officer or employee of the Trust or any person who provides services to the Trust for which the BlackRock Advisor or its Affiliates are reimbursed pursuant to Section 11.

(f) In connection with the services of the Monticello Advisor hereunder, the Trust acknowledges and agrees that it has carefully reviewed and understood fully the information contained in the Monticello Advisor’s Form ADV. The Trust further acknowledges and agrees that the Monticello Advisor and any of its Affiliates may engage in any of and all the activities of the type or character described or contemplated in this Agreement or described in the Monticello Advisor’s Form ADV, whether or not such activities have had or could have an adverse effect on the affairs of the Trust or any Affiliate of the Trust or its investments and that, subject to the indemnification provisions of Section 19, no such activity, nor the receipt of compensation or other consideration in connection therewith, will in and of itself result in liability to the Monticello Advisor or any of its Affiliates or constitute a breach of any duty owed by the Monticello Advisor to the Trust or any Affiliate of the Trust. The Trust consents, by agreeing to be bound by this Agreement, to the risk factors and conflicts of interest to which the Monticello Advisor and its Affiliates are subject in the operation of the Trust as outlined in the Monticello Advisor’s Form ADV. The Trust covenants not to object to or bring any proceeding against the Monticello Advisor or any of its Affiliates relating to any such risks or conflicts of interest; provided, that (x) the Persons in question have complied with the standard of liability set forth in Section 19 and (y) the provisions of this Section 8(f) shall not be construed so as to relieve (or attempt to relieve) the Monticello Advisor or any of its Affiliates of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate such provisions to the maximum extent permitted by law.

9. Relationship with Trustees and Officers. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Trust as a REIT, directors, managers, officers and employees of the Monticello Advisor or an Affiliate of the Monticello Advisor or any corporate parent of an Affiliate, may serve as a Trustee or officer of the Trust, except that no director, officer or employee of the Monticello Advisor or its Affiliates who also is a Trustee or officer of the Trust shall receive any compensation from the Trust for serving as a Trustee or officer of the Trust (but solely in respect of their services as officers of the Trust) other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board or (b) as otherwise approved by the Board, including a majority of the Independent Trustees, and no such Trustee shall be deemed an Independent Trustee for purposes of satisfying the Trustee independence requirement set forth in the Declaration of Trust. For so long as this Agreement is in effect, (i) the Monticello Advisor shall have the right to designate one Trustee for election to the Board and (ii) the Board shall consult with the Advisors in connection with filling of any vacancies created by the removal, resignation, retirement or death of any Trustee (other than in connection with a removal by Shareholders in accordance with the Declaration of Trust).

10. Compensation.

(a) The Trust will pay the Monticello Advisor a management fee (the “Management Fee”) equal to (i) (a) for the Initial Period, 0.75% or (b) for the Post-Initial Period, 0.8125%, in each case, of NAV for the Class S Common Shares, Class T Common Shares, Class D Common Shares and Class I Common Shares, plus (ii) (a) 0.0% of NAV for the Class F-S Common Shares, Class F-D Common Shares and Class F-I Common Shares for the period beginning on the Initial Retail Closing until the first anniversary of the Initial Retail Closing (such date, the “Reduced Fee Expiration Date”), (b) (I) for any remaining portion of the Initial Period after the Reduced Fee Expiration Date, 0.45% or (II) for the Post-Initial Period after the Reduced

Fee Expiration Date, 0.4875%, in each case, of NAV for the Class F-S Common Shares, Class F-D Common Shares and Class F-I Common Shares for the period from the Reduced Fee Expiration Date until the fifth anniversary of the Initial Retail Closing and (c) (I) for the Initial Period after the fifth anniversary of the Initial Retail Closing, 0.75% or (II) for the Post-Initial Period after the fifth anniversary of the Initial Retail Closing, 0.8125%, in each case, of NAV for the Class F-S Common Shares, Class F-D Common Shares and Class F-I Common Shares thereafter, in each case, per annum, accrued monthly and payable quarterly in arrears, before giving effect to any accruals for the Management Fee, the Shareholder Servicing Fee, the Performance Fee or any Distributions. The Monticello Advisor shall receive the Management Fee as compensation for services rendered hereunder. For the avoidance of doubt, no Management Fee shall be paid on Class E Common Shares.

(b) The Trust shall pay the Monticello Advisor a performance fee (the “Performance Fee”), which is accrued monthly (or part thereof that this Agreement is in effect) and payable quarterly in arrears in an amount, not less than zero, equal to (i) (a) for the Initial Period, 7.5% or (b) for the Post-Initial Period, 8.125%, in each case, of the Trust’s cumulative Core Earnings for the immediately preceding four calendar quarters (or such shorter period until the Trust has operated for four full calendar quarters) (each such period, a “4-Quarter Performance Measurement Period”), subject to a hurdle rate, expressed as an annual rate of return on Adjusted Capital, equal to 5.0% (the “Annual Hurdle Rate”), (ii) subject to a 100% catch-up provision (as described in this Section 10(b)) and minus (iii) the sum of any Performance Fees paid to the Monticello Advisor with respect to the other calendar quarters in the applicable 4-Quarter Performance Measurement Period. For the avoidance of doubt, the Monticello Advisor shall not earn the Performance Fee for any calendar quarter until the Trust’s Core earnings for the applicable 4-Quarter Performance Measurement Period exceed the Annual Hurdle Rate. Once the Trust’s Core Earnings for the applicable 4-Quarter Performance Measurement Period exceed the Annual Hurdle Rate, the Monticello Advisor shall be entitled to a “catch-up” fee equal to (a) for the Initial Period, 60% or (b) for the Post-Initial Period, 65%, in each case, of the amount of Core Earnings in excess of the Annual Hurdle Rate, until Core Earnings as a percentage of the Adjusted Capital for such 4-Quarter Performance Measurement Period is equal to 5.7143%. Thereafter, the Monticello Advisor shall be entitled to receive (a) for the Initial Period, 7.5% or (b) for the Post-Initial Period, 8.125%, in each case, of the Trust’s Core Earnings. The Trust will not pay the Monticello Advisor a Performance Fee with respect to the Class E Common Shares.

(c) The Management Fee and/or the Performance Fee may be paid, at the Monticello Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class E Common Shares, or any combination thereof. If the Monticello Advisor elects to receive any portion of its Management Fee or Performance Fee in Class E Common Shares, the Monticello Advisor or any subsequent transferee thereof may elect to have the Trust repurchase such Class E Common Shares from the Monticello Advisor or such transferee at a later date at a repurchase price per Class E Common Share equal to the then applicable NAV per Class E Common Share. Class E Common Shares obtained by the Monticello Advisor will not be subject to the Trust’s share repurchase plan, including the repurchase limits or any early repurchase deduction.

(d) In the event this Agreement is terminated or its term expires without renewal, the Monticello Advisor will be entitled to receive each of its prorated Management Fee and Performance Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

(e) In the event the Trust commences a liquidation of its investments during any calendar year, the Trust will pay the Monticello Advisor the Management Fee and the Performance Fee from the proceeds of the liquidation.

(f) The Trust shall not be entitled to retain any Origination Fees received, directly or indirectly, by the Advisors.

11. Expenses.

(a) Subject to Sections 4(e), 8(c) and 11(b), the Monticello Advisor shall be responsible for the expenses related to any and all personnel of the Monticello Advisor who provide investment advisory services to the Trust pursuant to this Agreement (including, without limitation, each of the officers of the Trust and any Trustees who are also directors, officers or employees of the Monticello Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (collectively, “Monticello Advisor Expenses”).

(b) In addition to the compensation paid to the Monticello Advisor pursuant to Section 10 hereof, the Trust shall pay all of its costs and expenses directly or reimburse the Monticello Advisor or its Affiliates for costs and expenses of the Monticello Advisor and its Affiliates incurred in connection with providing services to the Trust other than Monticello Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Trust are not Monticello Advisor Expenses and shall either be paid by the Trust or, if they are paid by the Monticello Advisor or its Affiliates, the Trust shall reimburse the Monticello Advisor for such costs and expenses and, in any event, such costs and expenses shall not be borne by the Monticello Advisor or Affiliates of the Monticello Advisor:

(i) Organization and Offering Expenses;

(ii) Acquisition Expenses;

(iii) fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, origination, settling, disposition and financing of the Trust’s investments (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, originating, settling, monitoring or disposing of actual or potential investments;

(iv) the cost of goods and services used by the Trust and obtained from either Affiliates of the Monticello Advisor or Persons not Affiliated with the Monticello Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the origination, acquisition and/or sale of investments;

(v) all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, data, technology, financial reporting, valuation, client services, hedging and currency management, transfer pricing, investment and fund structuring, provision of money laundering reporting officer (MLRO) and related services, and other non-investment advisory services rendered to the Trust by the Monticello Advisor or its Affiliates including, without limitation, an allocable portion (as determined by the Monticello Advisor) of the salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to all personnel of the Monticello Advisor who provide services to the Trust, other than those who provide investment advisory services to the Trust or serve as executive officers or Trustees of the Trust (but solely in respect of their service as executive officers or Trustees of the Trust), as described in Section 9;

(vi) expenses of acquiring, originating, managing and disposing the Trust’s investments, whether payable to an Affiliate of the Monticello Advisor or a non-Affiliated Person (other than Monticello Advisor Expenses);

(vii) the compensation and expenses of the Trustees (excluding those trustees who are directors, officers or employees of the Monticello Advisor (but solely in respect of their service as Trustees)) and the cost of liability insurance to indemnify the Trustees and officers and expenses incurred in connection with preparation of materials for meetings of the Board and its committees as well as subsequent compensation and expenses incurred in relation to such meetings of the Board and its committees;

(viii) interest and fees and expenses arising out of borrowings made by the Trust, including, but not limited to, costs associated with the establishment and maintenance of any of the Trust’s credit facilities, other financing arrangements, or other indebtedness of the Trust (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Trust’s securities offerings, whether or not any facilities arrangements or indebtedness are implemented or such securities are offered;

(ix) expenses connected with communications to holders of the Trust’s securities or securities of any subsidiary of the Trust and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Trust to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Trust’s securities on any exchange, the fees payable by the Trust to any such exchange in connection with its listing, costs of preparing, printing and mailing the Trust’s annual report to the Shareholders and proxy materials, if any, with respect to any meeting of the Shareholders and any other reports or related statements;

(x) the Trust’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Monticello Advisor, technology service providers and related software/hardware utilized in connection with the Trust’s investment and operational activities;

(xi) the Trust’s allocable share of expenses incurred by managers, officers, personnel and agents of the Monticello Advisor for travel on the Trust’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;

(xii) expenses relating to compliance-related matters and regulatory filings relating to the Trust’s activities (including, without limitation, expenses relating to the preparation and filing of Form PF, Form ADV, reports to be filed with the U.S. Commodity Futures Trading Commission, reports, disclosures, and/or other regulatory filings of the Monticello Advisor and its Affiliates relating to the Trust’s activities (including the Trust’s pro rata share of the costs of the Monticello Advisor and its Affiliates of regulatory expenses that relate to the Trust and Other Monticello Accounts));

(xiii) the costs of any litigation involving the Trust or its assets and the amount of any judgments or settlements paid in connection therewith, trustees and officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Trust;

(xiv) all taxes and statutory, regulatory or license fees or other governmental charges;

(xv) all insurance costs incurred in connection with the operation of the Trust’s business, including, for example, directors and officers’ insurance (or the equivalent thereof) in respect of the Trustees and officers of the Trust, except for the costs attributable to the insurance that the Monticello Advisor elects to carry for itself and its personnel (other than Trustees and officers insurance covering Monticello personnel in respect of their serving as Trustees and officers of the Trust and other than as provided in clause (v) above);

(xvi) expenses incurred in connection with maintaining the status of the Trust as a REIT or the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Trust’s securities, including, without limitation, in connection with any distribution reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Trust, or against any Trustee or officer of the Trust or in his or her capacity as such for which the Trust is required to indemnify such Trustee or officer by any court or governmental agency;

(xviii) expenses incurred in connection with the formation, organization, continuation, liquidation and/or restructuring of any corporation, partnership, joint venture or other entity through which the Trust’s investments are made or in which any such entity invests; and

(xix) expenses incurred related to industry association memberships or related to employees of the BlackRock Advisor attending industry conferences, to the extent doing so on behalf of the Trust.

(c) The Monticello Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d) Any reimbursement payments owed by the Trust to the Monticello Advisor may be offset by the Monticello Advisor against amounts due to the Trust from the Monticello Advisor (if applicable). Cost and expense reimbursement to the Monticello Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Trust.

(e) Notwithstanding the foregoing, the Advisors shall pay for all Organization and Offering Expenses (other than Upfront Sales Loads and Shareholder Servicing Fees) incurred prior to the first anniversary of the Effective Date. All such Organization and Offering Expenses paid by the Advisors pursuant to this Section 11(e) shall be reimbursed by the Trust to the Advisors in 60 equal monthly installments commencing with the first anniversary of the Effective Date.

(f) Notwithstanding the foregoing, the Monticello Advisor may pay for certain of the costs and expenses of the Trust contemplated by Section 11(b) above (excluding Organization and Offering Expenses, which are subject to Section 11(e)) incurred prior to the first anniversary of the Effective Date. All such expenses (excluding Organization and Offering Expenses, which are subject to Section 11(e)) paid by the Monticello Advisor pursuant to this Section 11(f) shall be reimbursed by the Trust to the Monticello Advisor in 60 equal monthly installments commencing with the first anniversary of the Effective Date.

12. Other Services. Should the Board request that the Monticello Advisor or any director, manager, officer or employee thereof render services for the Trust other than set forth in Section 3, such services shall be approved in accordance with Section 4(e) and separately compensated at such rates and in such amounts as are agreed by the Monticello Advisor and the Independent Trustees, subject to the limitations contained in the Declaration of Trust, and shall not be deemed to be services pursuant to the terms of this Agreement.

13. No Joint Venture. The Trust, on the one hand, and the Monticello Advisor, on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

14. Term.

(a) This Agreement shall continue in effect for two years from the Effective Date, and will continue automatically for successive two-year renewal periods thereafter unless (i) at least two-thirds of the Independent Trustees agree not to renew it in accordance with Section 14(b) or (ii) otherwise terminated in accordance with Section 15.

(b) Without penalty or fee, the Trust may elect not to renew this Agreement upon the expiration of the initial two-year term (or any subsequent renewal term) upon 180 days’ prior written notice to the Monticello Advisor (the “Termination Notice”), but only if at least two-thirds of the Independent Trustees agree that (i) there has been unsatisfactory performance by the Monticello Advisor that is materially detrimental to the Trust or (ii) the compensation payable to the Monticello Advisor under this Agreement is unfair; provided that the Trust does not have the right to terminate this Agreement under this clause (ii) if the Monticello Advisor agrees to continue to provide the services under this Agreement at a reduced fee that is the greater of (i) the compensation that the Independent Trustees determine to be consistent with current market level compensation rates for comparable work and fair in accordance with this Section 14(b) or (ii) two-thirds of the compensation resulting from the application of the compensation computation methodology applied in the immediately preceding period to the activity occurring during the renewal period. If the Trust issues the Termination Notice, the Trust shall be obligated to specify the reason for nonrenewal in the Termination Notice; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Monticello Advisor is unfair, the Monticello Advisor shall have the right to renegotiate such compensation by delivering to the Trust, no fewer than 60 days prior to the prospective last day of the initial term (or any subsequent renewal term) (the “Effective Termination Date”), written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Trust (represented by the Independent Trustees) and the Monticello Advisor shall endeavor to negotiate in good faith the revised compensation payable to the Monticello Advisor under this Agreement, provided, that, if the Monticello Advisor and at least two-thirds of the Independent Trustees agree to the terms of the revised compensation to be payable to the Monticello Advisor or the Monticello Advisor agreed to continue to provide the services under this Agreement at a reduced fee as set forth in clause (ii)(y) within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Monticello Advisor hereunder will be the revised compensation then agreed upon by the Monticello Advisor and the Independent Trustees. In the event that the Trust and the Monticello Advisor are unable to agree to the terms of the revised compensation to be payable to the Monticello Advisor during such 60-day period, this Agreement shall terminate and such termination to be effective on the date which is the later of (A) 10 days following the end of such 60-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

15. Termination by the Parties. This Agreement may be terminated (i) at the option of the Monticello Advisor, (a) immediately for Cause or upon a Change of Control of the Trust or (b) upon written notice by the Monticello Advisor to the Trust of its intention to decline to renew this Agreement; provided, that such written notice shall be delivered no later than 180 days prior to the expiration of the initial two-year term (or any subsequent renewal term), and (ii) at the option of the Trust, immediately for Cause or upon the bankruptcy of the Monticello Advisor. The provisions of Sections 16 through 21 survive termination of this Agreement.

16. Assignment to an Affiliate. Except as set forth herein, the Monticello Advisor shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement to any Persons other than an Affiliate without the approval of a majority of the Trustees (including a majority of the Independent Trustees). Notwithstanding the foregoing, the Monticello Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Board. This Agreement shall not be assigned by the Trust without the approval of the Monticello Advisor, except in the case of an assignment by the Trust to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Trust, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Trust is bound by this Agreement. This Agreement shall be binding on successors to the Trust resulting from a Change of Control or sale of all or substantially all the assets of the Trust, and shall likewise be binding on any successor to the Monticello Advisor.

17. Payments to and Duties of Monticello Advisor Upon Termination. After the Termination Date, the Monticello Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Trust within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Monticello Advisor prior to termination of this Agreement.

(a) The Monticello Advisor shall promptly upon termination:

(i) pay over to the Trust all money collected and held for the account of the Trust pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all investments, and documents of the Trust then in the custody of the Monticello Advisor; and

(iv) cooperate with, and take all reasonable actions requested by, the Trust and Board in making an orderly transition of the advisory function.

18. Indemnification by the Trust. The Trust shall indemnify and hold harmless the Monticello Advisor and its Affiliates, including their respective officers, managers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland or the Declaration of Trust.

19. Indemnification by Monticello Advisor. The Monticello Advisor shall indemnify and hold harmless the Trust from contract or other liability, claims, damages or losses and related expenses, including attorneys’ fees (collectively, “Losses”), to the extent that (i) Losses are not fully reimbursed by insurance and (ii) are either (a) incurred by reason of the Monticello Advisor’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or (b) arise from an anticipated, threatened, or known claim concerning or relating to use of the name or term “Monticello”; provided, however, that the Monticello Advisor shall not have liability for Losses to the extent that such Losses are incurred by reason of any action or inaction by the BlackRock Advisor relating to the Liquid Investments Portfolio, including the BlackRock Advisor failing to perform services with respect to the Liquid Investments Portfolio.

20. Non-Solicitation. During the term of this Agreement and for two (2) years after the Termination Date, the Trust shall not, without the consent of the Monticello Advisor, employ or otherwise retain any employee of the Monticello Advisor or any of its Affiliates or any person who has been employed by the Monticello Advisor or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Trust. The Trust acknowledges and agrees that, in addition to any damages, the Monticello Advisor may be entitled to equitable relief for any violation of this Section 20 by the Trust, including, without limitation, injunctive relief.

21. Miscellaneous.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail or by electronic mail using the contact information set forth herein:

The Trust:	BlackRock Monticello Debt Real Estate Investment Trust
50 Hudson Yards
New York, NY 10001
Attention: Robert Weiss
Email: robert.weiss@blackrock.com

with a required copies to:	Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, D.C. 20001
Attention: Daniel B. Honeycutt
Email: daniel.honeycutt@stblaw.com

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Ryan Bekkerus
Email: rbekkerus@stblaw.com

The Monticello Advisor:	MONTICELLOAM, LLC
600 Third Avenue, 21st Floor
New York, NY 10016
Attention: Jonathan Litt
Email: jlitt@monticelloam.com

with a required copies to:	Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, D.C. 20001
Attention: Daniel B. Honeycutt
Email: daniel.honeycutt@stblaw.com

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Ryan Bekkerus
Email: rbekkerus@stblaw.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 21(a).

(b) Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(d) Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in Borough of Manhattan, New York for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(f) Indulgences, No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Gender; Number; Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word “including” when used herein shall be deemed and construed to be immediately followed by the words “without limitation.”

(h) Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), or other transmission method. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

BlackRock Monticello Debt Real Estate Investment Trust

By:	/s/ Robert P. Karnes
Name:	Robert P. Karnes
Title:	President

MONTICELLOAM, LLC

By:	/s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Treasurer

[Signature page to the Monticello Advisory Agreement]